Exhibit 99.1

Old National Bancorp to Acquire St. Joseph Capital Corporation

Contacts:
Old National:	Financial Community: Lynell J. Walton – (812) 464-1366 Media Relations: Kathy A. Schoettlin – (812) 465-7269

St. Joseph:	Chairman, President & CEO: John W. Rosenthal – (800) 890-2798 EVP, Chief Financial Officer: Mark E. Secor – (800) 890-2798
EVANSVILLE and MISHAWAKA, Ind. (October 23, 2006) Old National Bancorp (NYSE: ONB) announced today the execution of a definitive agreement to acquire St. Joseph Capital Corporation (NASDAQ: SJOE) of Mishawaka, Indiana. With almost $500 million in assets, St. Joseph Capital Corporation is the Northern Indiana based holding company for 10-year-old St. Joseph Capital Bank.
The acquisition of St. Joseph Capital Corporation is the first transaction made by Old National Bancorp since 2000 and the third largest, by asset size, in the company’s history.
“This is an exciting partnership and opportunity for Old National. St. Joseph has a deeply rooted management team that has a proven and passionate commitment to their clients and community. St. Joseph’s has experienced exceptional growth accompanied by a pristine record of asset quality and shareholder return,” comments Old National Bancorp’s President and CEO Bob Jones.
Added Jones, “The purchase of St. Joseph, in addition to our recent expansion into the Lafayette market, is a natural extension of our Indiana franchise. These actions solidify our position as Indiana’s bank and are consistent with our growth market expansion strategy throughout our footprint. This acquisition will serve as a platform for future development in Northern Indiana.”
The following St. Joseph associates will serve on Old National’s leadership team to direct the company’s strategic expansion into Northern Indiana markets.
John Rosenthal, Sr. — Regional CEO – Northern Indiana Region
Alex Strati, Jr. — Market President – Michiana
Amy Kuhar Mauro – Chief Credit Officer – Northern Indiana Region
“Our team is thrilled to merge with such a reputable and community-focused institution,” said St. Joseph Capital Corporation’s Chairman, President and CEO John Rosenthal, Sr. “Along with an unwavering commitment to the communities it serves, Old National has a rich history of providing unequalled client care and solutions. This partnership will enable us to provide a multitude of new products and services to our clients, while contributing to the strength and vitality of our community.”
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Under the terms of the agreement, shareholders of St. Joseph Capital Corporation will be entitled to receive $40.00 in cash for every share of St. Joseph stock in an all-cash transaction valued at approximately $75.6 million. The merger is subject to customary closing conditions, including regulatory approval and the approval of St. Joseph’s shareholders, and is expected to close in the first quarter of 2007.
Old National was advised by Sandler O’Neill + Partners, L.P. and Ice Miller LLP. St. Joseph was advised by Keefe, Bruyette & Woods, Inc. and Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP.
About Old National
With $8.3 billion in assets, Old National Bancorp is the largest financial services bank holding company headquartered in Indiana and ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued relationships with clients in its primary footprint of Indiana, Illinois and Kentucky. Focused on exceeding client expectations, the Old National team of financial professionals provides a broad range of services including retail and commercial banking, wealth management, insurance, and brokerage. For more information and financial trend data, please visit the company’s website at www.oldnational.com.
About St. Joseph Capital
St. Joseph Capital Corporation is the holding company for St. Joseph Capital Bank, a $491 million franchise operating financial centers in Mishawaka and Elkhart, Indiana. For more information, please visit the company’s website at www.sjcb.com.
Conference Call
Old National will hold a conference call at 1:00 p.m. (Central) on Monday, October 23, 2006, to provide an overview of the St. Joseph transaction. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the company’s Shareholder Relations web page at www.oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 3:00 p.m. (Central) on October 23 through November 6. To access the replay, dial 1-800-642-1687, conference code 9126078.
Cautionary Statement Regarding Forward-Looking Information
This press release contains forward-looking statements regarding our outlook or expectations with respect to the completion of the planned acquisition of St. Joseph by Old National. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Actual results or future events could differ, possibly materially, from those that we anticipate in these forward-looking statements, due to the risks and uncertainties associated with the completion of corporate acquisitions, including the risks and uncertainties associated with the satisfaction of all the closing conditions, such as the receipt of regulatory and shareholder approvals, the timing of which cannot be predicted with precision at this point and which may not be received at all. The forward-looking statements in this press release speak only as of the date of the press release, and each of St. Joseph and Old National assumes no duty, and does not undertake, to update them.
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Additional Information for St. Joseph’s Stockholders
Stockholders of St. Joseph are urged to read the proxy statement to be filed by St. Joseph regarding the proposed transaction when it becomes available, because it will contain important information. Stockholders will be able to obtain free copies of the proxy statement, as well as other filings containing information about Old National and St. Joseph, without charge, at the SEC’s Internet site (http://www.sec.gov). Documents filed with the SEC by St. Joseph will also be available at www.sjcb.com or by directing a request to St. Joseph Capital Corporation, attn: Mark Secor, 3820 Edison Lakes Parkway, Mishawaka, Indiana 46545, telephone number: (800) 890-2798. In addition, documents filed with the SEC by Old National will be available free of charge from Shareholder Relations at One Main Street, Evansville, IN 47708, telephone number: (812) 464-1296.
St. Joseph and its directors and executive officers and certain other members of management and employees are participants in the solicitation of proxies from St. Joseph’s stockholders in respect of the proposed transaction. Information regarding directors and executive officers of St. Joseph is available in the proxy statement for its May 17, 2006 annual meeting of stockholders, which was filed with the SEC on April 13, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement relating to the transaction and the other relevant documents filed with the SEC when they become available.
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